Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-104258, 333-123521, 333-165098, 333-165101, 333-54266, and 333-231199 on Form S-8 and Registration Statement No. 333-238611 on Form S-3 of our reports dated December 2, 2020, relating to the consolidated financial statements and financial statement schedule of Surmodics, Inc. and subsidiaries and the effectiveness of Surmodics, Inc.’s and subsidiaries internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended September 30, 2020.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

December 2, 2020